Exhibit 10.20
January 10, 2005
Dale Zimmerman
Dear Dale:
Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you with us, in the position of Vice President, Worldwide Marketing, starting March 1, 2006. The terms of our offer and the benefits currently provided by the Company are as follows:
1.	Your initial annual base salary will be $265,000, payable in accordance with the Company’s normal payroll practices with such payroll deductions and withholdings as are required by law and subject to adjustment by the Board of Directors of the Company (the “Board”), or a committee of the Board. You will receive a sign on/relocation bonus in the amount of $100,000.00 gross (before withholding for taxes and other deductions). The bonus is payable within 30 days of start and repayable in full in the event of voluntary termination or termination for cause (based on any breach of this agreement or any other written agreement between you and the Company, any negligence or willful misconduct by you in your performance of duties to the Company, your repeated failure to follow the lawful directions of the Company’s CEO or Board, or any breach of your fiduciary duties to the Company) within the first 12 months of employment. Company will pay for (a) your air fare to San Francisco or San Jose, CA, and (b) reasonable apartment and car rental fees incurred by you during your transition, for up to 15 months after your arrival in California. As Vice President, Worldwide Marketing, you will be eligible to participate in regular bonus, health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time. You will be eligible to participate in the Company’s 2006 Bonus Program with an incentive target of 40% of base salary (pro-rated for completed service).

2.	You will have overall responsibility for the marketing organization of the Company and will report directly to the Chief Executive Officer. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

3.	As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

4.	We will recommend that the Board approve a grant to you, contingent on you accepting your new role as Vice President, Worldwide Marketing, stock options in the amount of 250,000 shares of the Company’s Common Stock at an exercise price equal to the closing price on the date that you begin your new position with the Company. Provided you continue to provide services to the Company, the stock options will become vested and exercisable with respect to 25% of the total shares granted on the 12 month anniversary date of your employment commencement date, and thereafter on the same date of each succeeding month an additional 2.083% of the total shares granted under the stock option will become vested and exercisable. However, the grant of such stock options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company. Further details on the Company’s stock option plan and on any specific stock option grant to you will be provided upon approval of such stock option grant by the Board.

5.	You will be eligible for standard company executive severance and change-in-control benefits if and when such standard executive severance and change-in-control benefits are approved by the Board.

6.	This letter agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter.

7.	This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

8.	You agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

9.	While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

10.	Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U. S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.
11.	Please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call.

12.	This offer will remain valid until Friday January 13, 2006. If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to Sarah Rawson. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call.
We look forward to the opportunity to welcome you to Silicon Image, Inc.
Sincerely,

Steve Tirado	1/10/06

Steve Tirado Chief Executive Officer
Acknowledged, Accepted and Agreed

Dale Zimmerman	2/6/2006	2/21/2006

Dale Zimmerman	Date	Start Date
This letter is simply for your information and is not to be construed as a contract of employment.